   As filed with the Securities and Exchange Commission on September 2, 1998
                                                 Registration No. 333-58407
==============================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM S-3

                          REGISTRATION STATEMENT

                             AMENDMENT NO. 1

                                  UNDER
                        THE SECURITIES ACT OF 1933

                        ENERGY SEARCH, INCORPORATED
          (Exact Name of Registrant as Specified in Its Charter)

   TENNESSEE     280 FORT SANDERS WEST BLVD., SUITE 200      62-1423071
(State or Other           KNOXVILLE, TN 37922             (I.R.S. Employer
Jurisdiction of              (423) 531-6562             Identification Number)
Incorporation or
  Organization)
               (Address, Including Zip Code, and Telephone Number,
      Including Area Code, of Registrant's Principal Executive Offices)

 RICHARD S. COOPER             Copies of          PATRICK R. SUGHROUE, ESQ.
 ENERGY SEARCH, INCORPORATED   Communications to: PATRICK R. SUGHROUE, P.C.
 280 FORT SANDERS WEST BLVD., SUITE 200           3777 SPARKS DRIVE, SUITE 130
 KNOXVILLE, TENNESSEE 37922                       GRAND RAPIDS, MICHIGAN 49546
 (423) 531-6562                                   (616) 940-3399
   (Name, Address, Including Zip Code, and Telephone Number, Including Area
                          Code, of Agent For Service)

     Approximate date of commencement of proposed sale to the public:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box:   [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
___________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE
  TITLE OF                     PROPOSED          PROPOSED
   SHARES         AMOUNT       MAXIMUM           MAXIMUM          AMOUNT OF
   TO BE          TO BE     AGGREGATE PRICE     AGGREGATE        REGISTRATION
REGISTERED      REGISTERED     PER UNIT<F1>   OFFERING PRICE<F1>    FEE<F1>
Common Stock,    1,834,235       $9.00          $16,508,115      $4,869.89
no par value

<F1>  Pursuant to Rule 457(c), the price is estimated solely for the purpose of calculating the registration fee and is based on the average of high and low reported sales prices of the Common Stock of the
     Registrant on The Nasdaq SmallCap Market on June 30, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a)
OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
==============================================================================

PROSPECTUS
                   [ENERGY SEARCH INCORPORATED LOGO]






                           1,834,235 Shares

                     ENERGY SEARCH, INCORPORATED
                     COMMON STOCK (NO PAR VALUE)
               OFFERED BY CERTAIN SELLING SHAREHOLDERS

     This Prospectus covers the offering for resale of 1,834,235 shares (the "Shares") of common stock, no par value (the "Common Stock"), of Energy Search, Incorporated, a Tennessee corporation (the "Company"), that are to be offered from time to time for the account of certain shareholders of the Company named in this Prospectus under "Selling Shareholders." These shares consist of shares of Common Stock previously issued in certain private placement transactions, shares of Common Stock issuable, if at all, upon the exercise of common stock purchase warrants (the "Private Placement Warrants") issued by the Company to placement and selling agents in connection with the private placements, shares of Common Stock which were converted at the Company's initial public offering from formerly outstanding Class A and Class B preferred stock (the "Preferred Stock") of the Company and shares of Common Stock granted to certain employees and agents of the Company in consideration for services provided to the Company.

     As of the date of this Prospectus, the Selling Shareholders own approximately 1,834,235 shares of Common Stock or warrants to purchase Common Stock, which represents approximately 49% of the shares of Common Stock of the Company outstanding on the date of this Prospectus. All of the 1,834,235 shares are registered for sale under this Prospectus. The Company will receive no part of the proceeds of sales of Shares made under this Prospectus. All expenses of registration incurred in connection with an offering of the Shares are being borne by the Company, except for any brokerage commission or discounts and fees, expenses and disbursements of a Selling Shareholder's counsel.

     The Common Stock is quoted on The Nasdaq SmallCap Market under the symbol "EGAS" and is listed on the Boston Stock Exchange under the symbol "EYS." On June 30, 1998, the closing sale price of the Common Stock on The Nasdaq SmallCap Market was $9.00 per share.

     The Shares may be offered by the Selling Shareholders for sale through underwriters or dealers or from time to time on The Nasdaq

SmallCap Market, Boston Stock Exchange or otherwise, at prices then obtainable. The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions received by underwriters or by any such broker may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution."

     PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE MATTERS
         DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 4.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus is September 2, 1998

                        AVAILABLE INFORMATION

     Energy Search, Incorporated (the "Company") filed a Registration Statement on Form S-3 to register with the Securities and Exchange Commission (the "SEC") the Common Stock to be sold under this Prospectus. This Prospectus is a part of that Registration Statement. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     In addition, the Company files annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements or other information the Company files at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street N.W., Room 1024, Washington, D.C.; Seven World Trade Center, Suite 1300, New York, New York, and 500 W. Madison Street, Suite 1400, Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings also are available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." The Company's proxy statements and other information also can be inspected at the offices of Nasdaq, 1735 K. Street, Washington, D.C. 20006.

     The Company's Common Stock is reported on The Nasdaq SmallCap Market under the symbol "EGAS."

                      INCORPORATION BY REFERENCE

     The SEC allows the Company to incorporate by reference certain information into this Prospectus. This means that the Company can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. This Prospectus incorporates by reference the documents set forth below that the Company previously has filed with the SEC. These documents contain important information about the Company and its finances.

     THE COMPANY'S SEC FILINGS (FILE NO. 001-12679)      PERIOD
     --- --------- --- ------- ----- --- ----------      ------
     Annual Report on Form 10-KSB                        Year ended December 31, 1997
     Registration Statement on Form 8-A                  Filed on January 22, 1997
     Definitive Proxy Statement on Schedule 14A          Filed on April 28, 1998
     Quarterly Report on Form 10-QSB                     Quarter ended March 31, 1998
     Current Report on Form 8-K                          Filed on June 30, 1998
     Current Report on Form 8-K                          Filed on July 10, 1998
     Quarterly Report on Form 10-QSB                     Quarter ended June 30, 1998


     The Company also incorporates by reference the additional documents that it files with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") between the date of this Prospectus and the date that this offering terminates.

     Documents incorporated by reference are available from the Company without charge, excluding exhibits, unless the Company specifically has incorporated by reference an exhibit in this Prospectus. You may obtain documents incorporated by reference in this Prospectus by requesting them in writing or by telephone at the following address: Energy Search, Incorporated, Attention:
Secretary, 280 Fort Sanders West Boulevard, Suite 200, Knoxville,
Tennessee 37922; (800) 551-5810. To ensure timely delivery, any request should be made five business days in advance.


                             THE COMPANY

     Energy Search, Incorporated (the "Company") is an independent oil and gas company engaged in the exploration, development, production, and acquisition of oil and natural gas properties primarily in the Appalachian basin area, including southeastern Ohio and southern West Virginia. The Company's revenue is derived primarily from (i) the drilling of oil and gas wells on a contract basis, (ii) the sale of natural gas and crude oil from wells in which it has a working interest, (iii) the transmission of natural gas through a pipeline and gathering system owned by an affiliated partnership in which the Company has an ownership interest, (iv) the management and operation of oil and gas wells, and (v) the formation and management of oil and gas partnerships ("Affiliated Drilling Partnerships").

     In 1997, the Company shifted its focus from drilling primarily for Affiliated Drilling Partnerships to developing reserves for its own account. The Company financed the shift in its primary operational focus with funds raised through its initial public offering in January 1997 and private placements.

     The Company's wholly owned subsidiary, Equity Financial Corporation, provides investment advice and brokers and deals in stocks, bonds and other securities in the East Tennessee Region. From time to time, Equity Financial Corporation serves as placement agent or participating selling agent with respect to the private placement of the Company's securities.

     The Company was organized as a Tennessee corporation in 1990. Its principal executive offices are located at 280 Fort Sanders West Boulevard, Suite 200, Knoxville, Tennessee 37922. The Company's telephone number is (800) 551-5810.

   COMPUTER MODIFICATIONS FOR YEAR 2000

     The Company has assessed and will continue to assess the impact of the Year 2000 issue on the Company's reporting systems and operations. The Year 2000 issue exists because many computer systems and applications abbreviate dates by eliminating the first two digits of the year, assuming that these two digits would always be "19." Unless corrected, this shortcut may cause problems with some computers. To date no material expenditures had been made by the Company directly with respect to the Year 2000 issue. The Company estimates that approximately $10,000 will be incurred in 1998 and 1999 on Year 2000 issues. These costs have consisted and are expected to consist primarily of personnel expense for staff dedicated to the effort and professional fees paid to third party providers of remedial services.

     The Company has a plan to address the Year 2000 issue and will continue to assess the impact of the Year 2000 issue on the remainder of its computer-based systems and applications throughout 1998.

     If the Company's plans are not successful, there could be a significant disruption of the Company's ability to bill customers and pay suppliers, as well as a possible slowdown of certain computer-dependent processes. Based on currently available information, management does not presently anticipate that the costs to address the Year 2000 issues or potential operating disruptions will have an adverse impact on the Company's financial conditions, results of operations or liquidity.

     In addition to reviewing its own computer operating systems and applications, the Company plans to initiate formal communications with its significant suppliers and large customers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to resolve their own Year 2000 issues. There is no assurance that the systems of other companies on which the Company's systems rely will be converted in a timely manner. If such modifications and conversions are not made, or are not completed in a timely manner, the Year 2000 issue could have an adverse impact on the operations of the Company.

     The costs of the project are based on management's best estimates. There can be no guarantee that these estimates will be achieved and actual results could differ from those anticipated. Specific factors that might cause differences include, but are not limited to, the ability of other companies on which the Company's systems rely to modify or convert their systems to be Year 2000 compliant, the ability to locate and correct all relevant computer codes and similar uncertainties.


                             RISK FACTORS

     AN INVESTMENT IN SHARES OF COMMON STOCK OFFERED BY THIS
PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE MAKING A DECISION CONCERNING THE PURCHASE OF THE SHARES.

RISKS ASSOCIATED WITH THE COMPANY

     DEVELOPMENT OF ADDITIONAL RESERVES. The Company's future success depends upon its ability to find or acquire additional natural gas and oil reserves that are economically recoverable. Except to the extent that the Company conducts successful exploration or development activities or acquires properties containing proved reserves, the proved reserves of the Company will generally decline as reserves are produced. There can be no assurance that the Company will be able to discover and exploit additional commercial quantities of oil and gas, or that the Company will have success drilling productive wells or acquiring underdeveloped properties at low finding costs.

     NEED FOR ADDITIONAL CAPITAL OR FINANCING. The Company's present funds may not be sufficient to develop fully the Company's oil and gas properties or otherwise carry out the Company's business plan. Development of the Company's oil and gas properties and execution of the Company's business plan may require capital resources greater than the resources currently available to the Company. The Company's current arrangement for additional sources of capital is limited to its working capital revolving line of credit and any extensions thereof with Bank One, Texas, N.A. (the "Bank One Credit Facility"). There can be no assurance that this, or any other, sources of capital will be available to the Company on acceptable terms, or at all, in the future. The inability to obtain additional financing could have a material adverse effect on the Company.

     The capital needs of the Company have increased materially since its inception. Before the Company's initial public offering on January 24, 1997, substantially all of the Company's drilling capital was raised through the offering of investment interests in affiliated drilling partnerships to private investors (the "Affiliated Drilling Partnerships"). These Affiliated Drilling Partnerships have been sponsored by principals of the Company, as well as by the Company, and have been marketed by Equity Financial Corporation ("EFC"), an NASD-member broker-dealer and wholly owned subsidiary of the Company. It is anticipated that a small portion of the Company's drilling capital may in the future continue to be raised by the offering of investment interests, on a private placement basis, in future Affiliated Drilling Partnerships. To the extent the Company may depend on capitalization through syndication of future Affiliated Drilling Partnerships, there can be no assurance that future offerings will be successful or will raise adequate capital for desired Company activities. Also, there is no assurance that any other sources of capital will be available to the Company.

     DEPENDENCE ON KEY PERSONNEL. The Company depends to a large extent on the abilities and continued participation of certain key employees, including Charles P. Torrey, Jr., its chief executive officer, Richard S. Cooper, its president, Robert L. Remine, its chief financial officer, John M. Johnston, its vice president - exploration and production and Mike W. Mooney, its chief operating officer. The loss of any of these officers or other key employees could have a material adverse effect on the Company's business. The Company has arranged for $500,000 of "key man" term life insurance policies on the lives of each of Messrs. Torrey, Remine and Cooper, and a $300,000 policy on the life of Mr. Johnston and has entered into written employment contracts with Messrs. Torrey, Remine, Cooper, Johnston and Mooney.

     UNDEVELOPED ACREAGE MAY BE LOST.   The Company's oil and gas
leases typically require the drilling of wells, payment of minimum royalties or delay rentals or the continued production of oil or gas in commercial quantities for the leases to remain valid and not lapse. Typically, once a well is drilled and becomes commercially productive, as long as commercial production from such lease continues, the lease will not lapse and is deemed to be "held by production." The termination of leases could have a material adverse effect on the Company and its future prospects.

     GEOLOGIST'S ESTIMATES OF RESERVES AND FUTURE NET REVENUE. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting rates of production and timing of development expenditures, including many factors beyond the control of the producer. In addition, the estimates of future net revenues from proved reserves of the Company and the present value thereof are based on certain assumptions about future production levels, prices, and costs that may not prove to be correct over time. The rate of production from oil and gas properties declines as reserves are depleted. Except to the extent the Company acquires additional properties containing proved reserves, conducts successful exploration and development activities or, through engineering studies, identifies additional behind-pipe zones or secondary recovery reserves, the proved reserves of the Company will decline as reserves are produced. Future oil and gas production is therefore highly dependent upon the Company's level of success in acquiring or finding additional reserves. Actual future revenues, development expenditures, operating expenses and quantities of recoverable natural gas and oil reserves may vary substantially from the estimates. In addition, the Company's reserves may be subject to downward or upward revision, based on production history, results of future exploration and development, prevailing oil and gas prices and other factors.

     CONFLICTS OF INTEREST. The nature of the Company's activities in the oil and gas business results in many situations in which conflicts of interest may arise. In general, conflicts of interest are inherent in oil and gas drilling programs involving non-industry participants because transactions are entered into without arms-length negotiation. The interests of the investors, on one hand, and those of the Company, as managing general partner and driller-operator, on the other hand, may be inconsistent in some respects or in certain instances. Failure to adequately resolve such conflicts of interest appropriately could result in liability or other adverse consequences to the Company.
The Company presently has no formal procedure to deal with conflicts of interest but instead handles the evaluation and resolution of them on a case-by-case basis taking into account all relevant facts and circumstances. The Company owes a standard fiduciary duty to each Affiliated Drilling Partnership, Energy Search Natural Gas Pipeline Income L.P. (the "Pipeline Income Partnership"), the ESI Pipeline Operating LP (the "Pipeline Operating Partnership"), and any future partnership for which the Company is the managing general partner, or serves in a similar capacity. Accordingly, the Company has been, and will continue to be, obligated to exercise good faith, reasonable business judgment and integrity in handling each such Partnership's business and funds. If the Company were to violate its above-described duties, the Company could be subject to legal redress that could result in liability.

     POSSIBLE ADVERSE EFFECT ON MARKET PRICE DUE TO SHARES REGISTERED HEREBY. If all, or a significant number of the shares registered hereby are sold at once or over a short period of time, there could be an adverse effect on the market price of the Common Stock, since the shares registered hereby represent approximately 48% of the shares of Common Stock that are outstanding as of the date of this prospectus.

RISKS ASSOCIATED WITH THE OIL AND GAS INDUSTRY

     RISKS OF OIL AND GAS ACTIVITIES. Significant risks are inherent in the natural gas and oil business, including the drilling of dry and unsuccessful wells, operating hazards and uninsured risks, intense competition for attractive properties, governmental regulations, volatile prices and other uncontrollable factors. Furthermore, oil and gas drilling is speculative. The possibility always exists that wells drilled will be non-productive. Even wells that are completed may not produce enough natural gas or oil to pay out. Natural gas and oil operations present risks of environmental contamination from drilling operations and leakage from oil field storage or transportation facilities. Spills of oil and other liquids could occur that could create material liability to the Company for clean-up expenses.

     CURRENT OIL AND GAS MARKETS. There is substantial uncertainty as to the prices at which natural gas and oil produced by the Company may be sold, and it is possible that under some market conditions the production and sale of oil and gas from some or all of the Company's wells may not be economical. The availability of a ready market for oil and gas and the prices obtained for oil and gas depend upon numerous factors beyond the control of the Company, including competition from other natural gas and oil suppliers and national and international economic and political developments. The Company is not subject to any gas price controls.

     EXPLORATION AND DEVELOPMENT RISKS. Exploration and development drilling activities are subject to greater risks of failure than those associated with the ownership of producing properties. The drilling of exploratory wells involves the greatest risks, since such wells are located in unproved areas. The drilling of development wells, although generally consisting of drilling in proven areas, may result in dry holes or the failure to produce natural gas and oil in commercial quantities. The drilling of development wells and exploratory wells also involves the risk that unusual or unexpected formations and pressures will be encountered, and other conditions will exist, that could result in the Company incurring substantial losses as well as liabilities to third parties or governmental entities.

     PRICE VOLATILITY. Natural gas and oil prices may be quite volatile, depending on numerous factors, including steps taken by the Organization of Petroleum Exporting Countries, tensions in the Middle East and weather conditions. The average gas prices received by the Company were $2.34, $2.97 and $3.08 per Mcf in 1995, 1996 and 1997, respectively, prior to reduction for royalties, severance taxes and gathering and transportation charges. The average oil prices received by the Company were $16.48, $19.26 and $18.06 per Bbl in 1995, 1996 and 1997, respectively.

     OPERATING HAZARDS AND UNINSURED RISKS. Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Company's control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services. The Company's future drilling activities may not be successful and, if unsuccessful, may have a material adverse effect on the Company's future results of operations and financial condition.

     The Company's operations are subject to hazards and risks inherent in drilling for and producing and transporting oil and natural gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, craterings, pipeline ruptures and spills, uncontrollable flows of oil, natural gas or well fluids, any of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to properties of the Company and others. The Company maintains insurance against some but not necessarily all of the risks described above. In particular, the insurance maintained by the Company does not cover claims relating to failure of title to oil and natural gas leases, trespass during survey acquisition or surface change attributable to seismic operations and, except in limited circumstances, losses due to business interruption. The Company may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on the Company's business, financial condition and results of operations.

     COMPETITION AND MARKETS. The oil and natural gas industry is highly competitive in all of its phases. The Company competes with many other companies in the search for and acquisition of oil and natural gas properties and leases for exploration and development, and also competes with other companies in its activities as drilling contractor and natural gas marketers. The Company's competitors include numerous independent oil and natural gas companies, major integrated oil and natural gas companies, individuals and drilling and income programs. Many of these companies have substantially greater financial, technical and other resources than the Company and have been engaged in the exploration and production business for a much longer time than the Company. Such companies may be able to pay more for leases on oil and natural gas properties and exploratory prospects, as well as to define, evaluate, bid for or purchase a greater number of properties and prospects than the Company's financial or human resources would permit. The Company will be required to maintain and enhance its ability to conduct its operations, to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Competition among oil and gas companies for favorable oil and natural gas prospects can be expected to continue. It is anticipated that the cost of acquiring oil and natural gas properties may increase appreciably.

     The Company competes with a number of other companies which offer interests in drilling partnerships with a wide range of investment objectives and program structures. Competition for investment capital for both public and private drilling programs is intense.

     COMPETITION FROM ALTERNATIVE ENERGY SOURCES. Substantially all of the Company's reserves are natural gas reserves. Natural gas competes with coal, oil, propane, butane, nuclear power and other fuels in the heating and energy generation markets. Numerous factors, all difficult to predict, affect the relative desirability or demand at any point in time for any given fuel. The extent to which public or legislative initiatives to develop and use alternative fuels will, in the future, affect the demand for oil or natural gas cannot be predicted at this time.

     INDUSTRY CONDITIONS. In recent decades, there have been periods of worldwide overproduction and underproduction of hydrocarbons as well as periods of increased and relaxed energy conservation efforts. Such conditions have resulted in periods of excess supply of, and reduced demand for, crude oil on a worldwide basis and natural gas on a domestic basis. These periods have been followed by periods of short supply of, and increased demand for, crude oil and, to a lesser extent, natural gas. The excess or short supply of crude oil and natural gas has placed pressures on prices and has resulted in dramatic price fluctuations.

     SHUT-IN WELLS AND CURTAILED PRODUCTION. In the past, production from oil and natural gas wells (particularly gas wells) in many geographic areas of the United States had been curtailed due to lack of market demand, and it is possible that such curtailments may resume in the future. Therefore, it is possible that the Company's wells may have to be shut-in or that oil or gas produced from the wells may have to be sold at less than favorable prices. Production also may be delayed or wells shut-in in the event there is difficulty in securing markets for production, logistical problems develop in the transportation of natural gas from the wells or there are title problems associated with the drillsites. Although it is anticipated that a substantial amount of natural gas from the Company's Ohio wells will be sold to the Pipeline Operating Partnership, an affiliate of the Company, the agreement regarding the gathering and marketing of natural gas between the Company, for itself and on behalf of Affiliated Drilling Partnerships, and the Pipeline Operating Partnership governing such arrangement will not protect the Company from market or price risks.

     REGULATION AND ENVIRONMENTAL MATTERS

     GENERAL REGULATION.   Oil and natural gas exploration, production
and related operations are subject to extensive rules and regulations promulgated by federal, state and local agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases the Company's cost of doing business and affects its profitability. Although the Company believes it is in substantial compliance with all applicable laws and regulations, because such rules and regulations frequently are amended or interpreted, the Company is unable to predict the future cost or impact of complying with such laws.

     Environmental enforcement efforts with respect to natural gas and oil operations recently have increased and it can be anticipated that such regulation will expand and have a greater impact on future natural gas and oil operations. There is no assurance that laws and regulations enacted in the future will not adversely affect the Company's exploration for, and production and transmission of, oil and natural gas. Such legislation and/or actions of local, state and federal governments may have a material effect on the Company in the future. To the best knowledge of management, the Company has complied in all material respects with applicable regulatory requirements of the states in which it operates. To date, the Company has received no material notice of violation or complaint concerning its compliance with federal, state or local laws respecting the environment. There can be no assurance, however, that the Company's business operations will not result in violations of environmental laws or related liabilities in the future.

     STATE REGULATION. Natural gas and oil operations are regulated by an agency of state government in every state of the United States. Many state authorities require permits for drilling operations, drilling bonds and reports concerning operation and impose other requirements relating to the exploration and production of oil and gas. Some states also have statutes or regulations addressing conservation matters, including provisions for the pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells and the regulation of spacing, plugging and abandonment of such wells. The statutes and regulations also may limit the rate at which oil and gas can be produced from certain properties. In Ohio and West Virginia, where most of the Company's natural gas and oil properties are located, such regulation is by the Ohio Department of Natural Resources and the West Virginia Division of Environmental Protection Office of Oil and Gas, respectively. Each of these agencies has been granted broad regulatory and enforcement powers which are likely to create additional financial and operational burdens on natural gas and oil operations like those of the Company. Ohio and West Virginia also have in place other pollution and environmental control laws which have become increasingly burdensome in recent years.

     FEDERAL REGULATION. The Company's sales of natural gas are affected by the availability, terms and cost of transportation. The price and terms for access to pipeline transportation are subject to extensive regulation. The Federal Energy Regulatory Commission ("FERC") regulates the transportation and sale for resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. In the past, the federal government has regulated the prices at which oil and natural gas can be sold. While sales by producers of natural gas, and all sales of oil and natural gas liquids currently can be made at uncontrolled market prices, Congress could reenact price controls in the future.

     In recent years, FERC has undertaken various initiatives to increase competition within the natural gas industry. As a result of initiatives like FERC Order 636, issued in April 1992 and its progeny, the interstate natural gas transportation and marketing system has been substantially restructured to remove various barriers and practices that historically limited non-pipeline natural gas sellers, including producers, from effectively competing with interstate pipelines for sales to local distribution companies and large industrial and commercial customers. The most significant provisions of Order No. 636 require that interstate pipelines provide transportation separate or "unbundled" from their sales service, and require that pipelines provide firm and interruptible transportation service on an open access basis that is equal for all natural gas supplies. In many instances, the result of Order No. 636 and related initiatives has been to substantially reduce or eliminate the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation services. Although Order No. 636 has largely been upheld on appeal, several appeals remain pending in related restructuring proceedings. It is difficult to predict when these remaining appeals will be completed or their impact on the Company.

     FERC has announced several important transportation-related policy statements and proposed rule changes, including a statement of policy and a request for comments concerning alternatives to its traditional cost-of-service ratemaking methodology to establish the rates interstate pipelines may charge for their services. A number of pipelines have obtained FERC authorization to charge negotiated rates as one such alternative. In February 1997, FERC announced a broad inquiry into issues facing the natural gas industry to assist FERC in establishing regulatory goals and priorities in the post-Order No. 636 environment. While the changes being considered by federal and state regulators would affect the Company only indirectly, they are intended to further enhance competition in natural gas markets. Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, FERC, state commissions and the courts. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by FERC and Congress will continue.

     The price the Company receives from the sale of oil and natural gas liquids is affected by the cost of transporting products to markets. Effective January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. The Company is not able to predict with certainty the effect, if any, of these regulations on its operations. However, the regulations may increase transportation costs or reduce well head prices for oil and natural gas liquids.

     ENVIRONMENTAL REGULATION. The Company's operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend likely will continue. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences; restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities; limit or prohibit construction, drilling and other activities on certain lands lying within wilderness, wetlands and other protected areas; require remedial measures to mitigate pollution from former operations such as plugging abandoned wells; and impose substantial liabilities for pollution resulting from the Company's operations. The permits required for various of the Company's operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violators are subject to civil and criminal penalties or injunction. Management believes that the Company is in substantial compliance with current applicable environmental laws and regulations, and that the Company has no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on the Company, as well as the oil and gas industry in general and thus the Company is unable to predict the ultimate cost and effects of such continued compliance in the future.

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and comparable state statutes impose strict, joint and several liability on certain classes of persons who are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a disposal site or sites where a release occurred and companies that disposed or arranged for the disposal of the hazardous substances released at the site. Under CERCLA such persons or companies may be liable for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for the neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize imposition of substantial civil and criminal penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of "hazardous substance," state laws affecting the Company's operations impose clean-up liability relating to petroleum and petroleum-related products. In addition, although RCRA classifies certain oil field wastes as "non-hazardous," such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

     The Company has acquired leasehold interests in numerous properties that for many years have produced oil and natural gas. Although the Company believes that the previous owners of these interests used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties. In addition, most of the Company's properties are operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes is not under the Company's control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Notwithstanding the Company's lack of control over properties operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, adversely impact the Company.

     The Federal Clean Water Act and analogous state laws require permits to be obtained to authorize discharge into surface waters or to construct facilities in wetland areas. With respect to certain of its operations, the Company is required to maintain such permits or meet general permit requirements. The Environmental Protection Agency ("EPA") has adopted regulations concerning discharges of storm water runoff. This program requires covered facilities to obtain individual permits, participate in a group or seek coverage under an EPA general permit. The Company believes that it will be able to obtain, or be included under, such permits, where necessary, and to make minor modifications to existing facilities and operations that would not have a material effect on the Company.


                     DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of (i) 25,000,000 shares of Common Stock, no par value; and (ii) 5,000,000 shares of Preferred Stock, no par value, with such relative rights and preferences as may be established by resolution of the board of directors. As of August 14, 1998, 3,783,355 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. For further information about the Company's authorized capital stock, you should refer to the Company's reports incorporated in this Prospectus by reference, as described above under the caption"Incorporation by Reference."

                           USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.


                         SELLING SHAREHOLDERS

     The table sets forth certain information provided to the Company by the following "Selling Shareholders" as of April 24, 1998, none of whom is an executive officer or director of the Company, nor a beneficial owner of 5% or more of the Company's Common Stock. The Company cannot determine the number of shares of Common Stock offered by this Prospectus nor the post-sale percentage ownership of Common Stock for each Selling Shareholder because sales, if any, will be conducted based on a number of factors, including the price of the Company's Common Stock.


                                        COMMON STOCK                SHARES              POST-SALE
    NAME OF SELLING                   BENEFICIALLY OWNED        OFFERED BY THIS        % OWNERSHIP
      SHAREHOLDER                  AS OF APRIL 24, 1998<F1>     PROSPECTUS<F2>      OF COMMON STOCK<F3>
-------------------------          ------------------------     ---------------     -------------------
Wheat First Securities
CSDN Ben S. Adams IRA
A/C #1024-4987                                6,000                    6,000                --

Constance M. Adams                           24,000                   24,000                --

Allergy & Asthma Affiliates
P/S/P Donald Ellenburg
TTEE U/A DTD 1-1-94
A/C #1101-1722                                5,000                    5,000                --

Robert B. Alley, DDS, TTEE
Robert B. Alley, DDS,
PA Employees Pension & P/S Trust             10,000                   10,000                --

Robert B. Alley DDS, TTEE                    10,000                   10,000                --

Robert B. Alley DDS PA Pension
Plan & Profit Sharing & Trust,
Robert B. Alley Trustee                       3,000                    3,000                --

Robert C. Alley                               2,000                    2,000                --


                                     -16-

Apel Steel Corp.                             55,000                   55,000                --

Hank R. Apel                                  2,000                    2,000                --

Ronald H. Apel                               30,000                   30,000                --

Ronald H. Apel FBO Kurt Apel                 10,000                   10,000                --

R. Bruce Avery, MD, PC, P/S
Plan Trust St. Company of
Knoxville, TTEE FBO R.
Very, MD, PC, P/S
Plan A/C #5023-3066                          10,000                   10,000                --

Shirley B. Avery, MD, PC P/S
Plan Trust UST Company
of Knoxville, TTEE FBO S.H.
Very, MD, PC, P/S
Plan A/C #5023-3014                          10,000                   10,000                --

Tracy S. Ayala                                  500                      500                --

Paul A. Back                                  3,000                    3,000                --

John Robert Baker                             5,000                    5,000                --

Howe Barnes Investments Inc.
CSDN H. Arthur Woaler
IRA #888859791                                3,000                    3,000                --

Stephen T. Barron & Karen A.
Eberle Jt Ten                                 4,000                    4,000                --

David A. Barry Jr. & Gayle L.
Barry Jt Ten                                  2,000                    2,000                --

Delaware Charter Trust FBO
Steven M. Bathgate Keogh                     10,000                   10,000                --

Steven M. Bathgate & Margaret M.
Bathgate Jt Ten                              10,000                   10,000                --

Marjorie K. Bayer TTEE FBO
Marjorie K. Bayer Trust
DTD 12/31/91                                  3,000                    3,000                --

Beauchamp Family Trust                        1,500                    1,500                --



                                     -17-

Roger E. Becker                               3,000                    3,000                --

Donald J. Bench Trust, Donald J.
Bench Trustee                                 5,000                    5,000                --

John T. Bible                               112,000                  112,000                --

Robert J. Bible                               5,000                    5,000                --

Tim Bible & Patricia Bible Jt Ten             6,000                    6,000                --

Frank M. Boberek & Shirley A.
Boberek Jt Ten                                2,000                    2,000                --

Timothy A. Boggess                              600                      600                --

Carl J. Brakebill, III                        6,000                    6,000                --

David G. Brown                                3,000                    3,000                --

Charles C. Bruner                            11,000                   11,000                --

Don Bunch                                    15,000                   15,000                --

Daniel P. Cafazzo                             5,000                    5,000                --

Cambridge Holdings Ltd.                       7,000                    7,000                --

Carl E. Campbell & Ethel B.
Campbell Jt Ten                               4,000                    4,000                --

J. Ed Campbell III                            4,000                    4,000                --

J. Ed Campbell, Jr.                           6,000                    6,000                --

Philip D. Campbell                            3,000                    3,000                --

Caribou Bridge Fund LLC                      14,286                   14,286                --

Michael K. Carney                             9,000                    9,000                --

Judy Lee Carpenter                            1,500                    1,500                --

John E. Carrier, Jr.                          1,500                    1,500                --

Donald W. Carter                              1,000                    1,000                --

C & G Properties                              3,000                    3,000                --


                                     -18-

A.R. Cantinella                              26,000                   26,000                --

A.R. & Marjorie Chandler TTEES
FBO Chandler Revocable Trust                  3,000                    3,000                --

Chucks Contract Labor Service                 7,000                    7,000                --

Jeffrey A. Collart TTEE FBO MPPP              1,500                    1,500                --

Jeffrey A. Collart TTEE FBO Profit
Sharing & Trust                               1,500                    1,500                --

Jeffrey A. Collart, DDS                      16,000                   16,000                --

Andrew S. Combs                               5,000                    5,000                --

Kathy B. Combs                               10,000                   10,000                --

Consult & Assist Ltd. Georg
Lingenbrink                                  30,000                   30,000                --

Wheat First Securities CSDN FBO
Henry H. Cooper
IRA A/C #2428-0875                            3,000                    3,000                --

Daniel W. Cotton, MD                          3,000                    3,000                --

Charles H. Coward                             2,000                    2,000                --

Maynard D. Crowell & Viola S.
Crowell Jt Ten                                3,000                    3,000                --

D & V Lousberg Co.                           10,000                   10,000                --

Arthur L. Davis & Shirley J.
Davis Jt Ten                                  3,000                    3,000                --

Jon C. Davis & Julie A.
Caltrider Jt Ten                              2,000                    2,000                --

Randy C. Davis                                5,000                    5,000                --

John E. Depersio, MD                         29,000                   29,000                --

Roy Downing TTEE FBO Downing
Family Trust                                  3,000                    3,000                --

Dale Michael Drury                           11,000                   11,000                --


                                     -19-

James J. Dudley                              10,000                   10,000                --

Robert T. Durnell                             3,000                    3,000                --

Daniel S. Edmunds                             9,482                    9,482                --

Wheat First Securities CSDN FBO
Carolyn S. Ellenburg
IRA A/C #3025-7215                            1,800                    1,800                --

Wheat First Securities CSDN FBO
Donald T. Ellenburg IRA
A/C #3025-7218                                9,400                    9,400                --

Donald T. Ellenburg, MD                      11,400                   11,400                --

Henry T. Ellenburg and Faye
Ellenburg                                     3,000                    3,000                --

Henry T. Ellenburg & Faye
Ellenburg Jt Ten                              5,000                    5,000                --

Blaine Enderson, Trustee University
General & Trauma Surgery P/S Plan            15,000                   15,000                --

Karl Fillauer CSDN FBO David T.
Fillauer                                      1,000                    1,000                --

Karl D. Fillauer                             11,000                   11,000                --

Karl Michael Fillauer                         1,000                    1,000                --

William J. Finn                               3,000                    3,000                --

Alma L. Fluetsch                              1,200                    1,200                --

Louise Frankland & Anthony Shawn
Frankland Jt Ten                              3,000                    3,000                --

Alphonse J. Furino                            4,300                    4,300                --

Robert G. Gass                                5,000                    5,000                --

Laverne H. Giger                             10,000                   10,000                --

Lois L. Gipson TTEE UA 6/21/79
Lois L. Gipson Trust #4170                    3,000                    3,000                --



                                     -20-

Elizabeth G. Goodrich TTEE FBO
Elizabeth G. Goodrich Trust
DTD 8/23/89                                   6,000                    6,000                --

Tim Gowder, TTEE OBGYN
Associates P/S                               10,000                   10,000                --

Thomas C. Graber                              3,000                    3,000                --

Raymond L. Gray                               2,000                    2,000                --

Wheat First Securities CSDN FBO
Bruce Green IRA
A/C #3680-3304                               10,000                   10,000                --

Bruce Q. Green & Betti H.
Green Jt Ten                                 10,000                   10,000                --

Betty M. Greene                               2,000                    2,000                --

James G. Grier & Patricia P.
Grier Jt Ten                                 10,000                   10,000                --

James Eldon Hall & Brenda L.
Hall Jt Ten                                   3,000                    3,000                --

Lincoln Trust Company CSDN FBO
Charles Harbaugh
IRA A/C #60317985                             4,600                    4,600                --

Charles Harbaugh                              5,000                    5,000                --

Virgil L. Harville                            6,000                    6,000                --

James R. Harry                                  800                      800                --

Elden Heinz, Jr.                              3,000                    3,000                --

Charles Herington TTEE FBO
Zenith Lighting Money Purchase
Pension Plan                                  3,000                    3,000                --

Charles E. Herington                          1,500                    1,500                --

Wheat First Securities CSDN FBO
Hubert Hill IRA A/C #4130-6175                2,500                    2,500                --




                                     -21-

Jerry C. Hill                                20,000                   20,000                --

Rick Hines                                   20,000                   20,000                --

Gregory P. Holeman                            3,000                    3,000                --

Charles W. Holland & Shirley T.
Holland Jt Ten                                2,000                    2,000                --

William S. Holmes                             2,000                    2,000                --

G. Scott Howard                               1,500                    1,500                --

Ameritrade Inc. FBO George J.
Hubsmith IRA Rollover #288 018336             3,000                    3,000                --

David Hultquist                              26,000                   26,000                --

Kent Thomas Hultquist                         5,000                    5,000                --

Wheat First Securities CSDN FBO
Bobby L. Humphreys, Jr. IRA
A/C #4345-8482                                2,000                    2,000                --

William L. Hunter, III, TTEE
William L. Hunter P/S Plan                   20,000                   20,000                --

William L. Hunter, III                       40,000                   40,000                --

Harlan G. Irmler & Connie S.
Irmler Jt Ten                                 7,500                    7,500                --

Ben G. Jarnagin                               2,000                    2,000                --

Elizabeth B. Jaynes                          10,000                   10,000                --

National Investor Services Corp.
FBO Mark P. Jendrek                           3,000                    3,000                --

Elizabeth M. Jenkins CSDN
FBO Caroline B. Jenkins                       2,500                    2,500                --

Elizabeth M. Jenkins                          3,000                    3,000                --

Allen Jenneman                                6,500                    6,500                --





                                     -22-

Wheat First Securities CSDN
Edgar H. Jessee
IRA A/C #4506-5743                            9,200                    9,200                --

H. Kenneth Johnson II & Carol B.
Johnson Jt Ten                                6,000                    6,000                --

Delaware Charter Guarantee & Trust,
TTEE FBO Patricia L. Julian IRA
A/C #4636-9659                                4,600                    4,600                --

Wheat First Securities CSDN FBO
Richard Julian IRA A/C #4637-0236             4,000                    4,000                --

Richard E. Jung                               1,500                    1,500                --

Wheat First Securities CSDN FBO
Virginia C. Kasper IRA
A/C #46672316                                 3,000                    3,000                --

Dorothy C. Kehr TTEE FBO
The Kehr Family Trust DTD 7/16/91             5,000                    5,000                --

Keith M. Kimbrell, TTEE
Cumberland Radiological Group, PC            10,000                   10,000                --

Kerbs Law Properties                         10,000                   10,000                --

Terry L. Kerbs & Pamela L.
Kerbs Jt Ten                                 10,000                   10,000                --

Max Kindler & Anna Kindler Jt Ten             3,600                    3,600                --

Terry King                                    3,000                    3,000                --

Mitzi Kopotic                                   200                      200                --

John F. Kotsianas                             3,000                    3,000                --

Gerd O. Krohn                                 6,000                    6,000                --

Sidney H. Law                                 2,000                    2,000                --

David S. Leever & Gary W.
Leever & Forrest L. Leever Jt Ten             3,000                    3,000                --

Roy A. Lemasters                              1,000                    1,000                --



                                     -23-

Victoria S. Lichtman                          6,000                    6,000                --

Wheat First Securities CSDN FBO
Marion F. Love IRA A/C #5169-6586            15,000                   15,000                --

Ameritrade Inc. CSDN FBO
Timothy G. Lundy IRA
Rollover #288 010217                          3,000                    3,000                --

Ralph C. Mahin TTEE FBO Lisa R.
Champlain Trust DTD 9/28/89                  10,000                   10,000                --

AG Edwards & Sons Inc. Custodian
for Jane C. Marquiss Sep IRA
Account                                      15,000                   15,000                --

Debra A. Martin                                 400                      400                --

Tara G. Martin                                1,500                    1,500                --

Joe Mont McAfee                               6,000                    6,000                --

James F. McCloud & Mildred T.
McCloud Jt Ten                                5,000                    5,000                --

Delaware Charter Trust CSDN FBO
Eugene C. McColley IRA                        3,000                    3,000                --

Eugene C. McColley                            5,000                    5,000                --

James M. McCoy, MD                            3,000                    3,000                --

Donald A. McElvaney & Mignon
McElvaney Jt Ten                              3,000                    3,000                --

Alfred F. McFee                               4,000                    4,000                --

George B. McGuffin                           10,000                   10,000                --

Dashiell P. McKay                             3,000                    3,000                --

James T. McKay                               35,150                   35,150                --

Wheat First Securities CSDN FBO
James T. McKay Sep IRA
A/C #5516-6065                                3,000                    3,000                --

T.E. McMaster                                 3,000                    3,000                --


                                     -24-

Thomas H. Metcalf TTEE OBGYN
Associates of Oak Ridge                       6,000                    6,000                --

James E. Milas IRA Rollover Trust
Old Kent Bank, TTEE
U/A/D 9/12/94                                 6,000                    6,000                --

George E. Miller & Karen E.
Miller Jt Ten                                 1,500                    1,500                --

Frederick H. & Wanda F. Minks
TTEES FBO The Minks Family
Revocable Living Trust
DTD 12/1/92                                   5,000                    5,000                --

Roswell & Wanda Monroe Family
Trust DTD 1/31/90 Roswell &
Wanda Monroe TTEES                            3,000                    3,000                --

Niel Montagino                                4,000                    4,000                --

Jack C. Moore                                 1,500                    1,500                --

J. Henry Morgan                               6,000                    6,000                --

William R. Morton & Mary Lynn
Morton                                        2,500                    2,500                --

Thomas N. Murphy                              3,000                    3,000                --

Wheat First Securities CSDN FBO
Glen E. Needham IRA
A/C #5930-3495                                2,000                    2,000                --

Eugene L. Neidiger                           11,500                   11,500                --

Regina L. Neidiger                            2,900                    2,900                --

Gary Neill                                    3,000                    3,000                --

NI Securities Corp.                           1,200                    1,200                --

Michael L. Nixon & Ginger S.
Nixon Jt Ten                                  3,000                    3,000                --

William J. Nooney                             3,000                    3,000                --

John C. Nowell                               27,000                   27,000                --


                                     -25-

Tom Owens & Phyllis J. Owens
Jt Ten                                        3,000                    3,000                --

Oyen Family Joint Trust William
Oyen & Coralyn S. Oyen Trustees               6,000                    6,000                --

Andrew S. Pakes                                 400                      400                --

Palm States Equities                          9,625                    9,625                --

Robert L. Parrish                             8,000                    8,000                --

Perfection Chain Products, Inc.               6,000                    6,000                --

Wheat First Securities, CSDN FBO
Edward V. Pershing IRA
A/C #6297-5767                                4,000                    4,000                --

Natasha Persons                               3,000                    3,000                --

Ameritrade Inc. CSDN FBO Roy
Persons IRA #288 002884                       8,000                    8,000                --

Scott W. Peters, MD                           2,500                    2,500                --

John Christian Peterson                       3,000                    3,000                --

Anthony B. Petrelli                          11,000                   11,000                --

Albert M. Petty & Cathy E. Petty
Jt Ten                                       10,000                   10,000                --

Will T. Pflanze, MD                           2,000                    2,000                --

Wheat First Securities CSDN FBO
Barbara M. Phillips IRA
A/C #6327-4580                                5,000                    5,000                --

Ameritrade Inc. CSDN FBO
David G. Phillips IRA
Rollover #288 013527                          3,000                    3,000                --

Wheat First Securities CSDN FBO
William E. Phillips IRA
A/C #6341-5805                                5,600                    5,600                --

Richard J. Piccoli                            3,000                    3,000                --



                                     -26-

Thomas F. Pierson PC                          1,500                    1,500                --

Ameritrade Inc. CSDN FBO
Beverly A. Pitman IRA
Rollover #288 016363                          3,000                    3,000                --

G. Keith Purkey                              10,000                   10,000                --

AG Edwards & Sons Inc. C/F
Keith Purkey IRA
A/C #669 002459 030                           1,000                    1,000                --

AG Edwards & Son Inc. C/F
Treva H. Purkey IRA
A/C #669 002475 030                           1,000                    1,000                --

Stanley Ranch                                 4,000                    4,000                --

David B. Reath, Trustee,
David B. Reath Retirement Plan                9,000                    9,000                --

Fuad Reveiz                                   6,000                    6,000                --

Vincent E. Rook                               3,000                    3,000                --

John M. Royer, MD                            10,000                   10,000                --

Claude L. Royston                             6,000                    6,000                --

Lawrence H. Saumers TTEE FBO
Lawrence H. Saumers Trust
DTD 12/31/91                                  6,000                    6,000                --

David Saylor & Jackie Saylor Jt Ten           6,000                    6,000                --

George W. Schanen TTEE FBO
George W. Schanen Revocable Trust             4,000                    4,000                --

James K. Scruggs                              5,000                    5,000                --

William A. (Pat) Scruggs                     21,000                   21,000                --

Janet M. Searl                                3,000                    3,000                --

Walter R. Secosky                             3,000                    3,000                --

Walter R. Secosky TTEE
Secosky & Johnson PA PSP & Trust              6,000                    6,000                --


                                     -27-

Walter R. Secosky, DDS                        6,000                    6,000                --

Lincoln Trust Company CSDN FBO
Dick Sena IRA A/C 60057159                    1,175                    1,175                --

Dick L. Sena                                  3,000                    3,000                --

Douglas Shoffner & Glenda
Shoffner Jt Ten                              20,000                   20,000                --

Kenneth B. Smith & Rowena W.
Smith Jt Ten                                  3,000                    3,000                --

Robert G. Smith                              10,000                   10,000                --

Nelson Edward Snellenberger II                4,000                    4,000                --

Larrimett J. Spies                            5,000                    5,000                --

Nancy E. Sprague TTEE FBO
Nancy E. Sprague Trust DTD 5/26/93            7,000                    7,000                --

Karen M. Stanhope TTEE FBO
Karen M. Stanhope Revocable
Trust DTD 5/13/92                             7,000                    7,000                --

Carla G. Stewart                              7,000                    7,000                --

Wheat First Securities CSDN FBO
Cory T. Strobel IRA A/C #7599-1786            6,200                    6,200                --

Patrick R. Sughroue                          10,000                   10,000                --

Brenda B. Suttles                               400                      400                --

Wheat First Securities CSDN FBO
David H. Sutton Sep/IRA
A/C #7639-2712                                2,000                    2,000                --

Richard A. Swanson & Marilyn E.
Swanson Jt Ten                               10,000                   10,000                --

Michael W. Swift & Leslie C.
Swift Jt Ten                                  3,000                    3,000                --

Alan L. Talesnick                             3,000                    3,000                --




                                     -28-

Darrell Thomas & Beth
Thomas Jt Ten                                 3,000                    3,000                --

William F. Thomas & Bonnie M.
Thomas Jt Ten                                 3,000                    3,000                --

Wheat First Securities CSDN Roy M.
Thompson IRA U/A
DTD 12/11/96 A/C #7800-9429                   4,000                    4,000                --

Derry M. Thompson                            69,291                   69,291                --

Dina Ticktin                                  3,000                    3,000                --

Harold Ticktin TTEE FBO Harold
Ticktin Second Restated Living Trust         10,000                   10,000                --

Robert Ticktin                                5,000                    5,000                --

Harold Ticktin TTEE FBO Harold
Ticktin Second Restated Living Trust          6,000                    6,000                --

Beverly A. Tripple & Harvey D.
Tripple Jt Ten                                3,000                    3,000                --

Frank S. Tsakeres                             5,000                    5,000                --

Robert C. Tucker, Jr.                         2,000                    2,000                --

John J. Turk, Jr.                             1,626                    1,626                --

David L. Tuttle                               1,000                    1,000                --

Wheat First Securities CSDN FBO
Darlene H. Vickers
IRA A/C 8038-7728                             6,000                    6,000                --

Wheat First Securities CSDN FBO
Marvin H. Vickers
IRA A/C #8039-2774                            8,000                    8,000                --

Frank W. Visciano & Lorraine
Visciano Jt Ten                               3,000                    3,000                --

Paul Wakefield                                4,000                    4,000                --

Paul H. Wakefield, MD                         6,000                    6,000                --



                                     -29-

Margaret Walker                              10,000                   10,000                --

William W. Walker                             1,500                    1,500                --

Elizabeth Wall                               10,000                   10,000                --

Wheat First Securities CSDN
Joseph Wallace IRA A/C #6297-5748             5,000                    5,000                --

Wheat First Securities CSDN FBO
Robert E. Ward IRA A/C #8155-7863             3,000                    3,000                --

Robert E. Warner & Patricia J.
Warner Jt Ten                                 1,500                    1,500                --

Todd Wedel                                   10,000                   10,000                --

Wheat First Securities CSDN FBO
Willie Welch IRA A/C #8256-4058               2,000                    2,000                --

Robert Charles Werts & Patricia
Schultz Werts Jt Ten                          4,000                    4,000                --

David W. Whalen and Sherry
Ann Heater                                    2,000                    2,000                --

Wheat First Securities CSDN
Edgar H. Jessee IRA
R/O A/C #4506-5743                              800                      800                --

Ward S. Whelchel                              6,000                    6,000                --

Alan Whiton, MD, TTEE Alan
Whiton MD PS Plan                             5,000                    5,000                --

O. Lee Wilson, III                            2,000                    2,000                --

Carol Wimberly                                6,000                    6,000                --

Gregg A. Woodall & Sherrye L.
Woodall Jt Ten                                2,000                    2,000                --

Delaware Charter Guaranty & Trust
TTEE FBO Douglas A. Yoakley
IRA A/C #8638-0530                            2,000                    2,000                --





                                     -30-

Michael J. Zurhellen                          5,000                    5,000                --
                                              -----                    -----

Total                                     1,834,235                1,834,235                --
---------------------

<F1> Pursuant to SEC regulations, shares are deemed to be
     "beneficially owned" by a person if such person, directly or indirectly, has or shares the power to vote or dispose of such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire shares through the exercise of any option, warrant or right, regardless of whether such person has any economic interest in such shares.

<F2> The shares covered by this Prospectus previously were issued to the above Selling Shareholders in private placement transactions. The shares are now being registered pursuant to an agreement between the Company and the Selling Shareholders. The Selling Shareholders may, but are not required to, and may have no present intention to, sell any of the shares being registered hereby. However, this column represents the total number of shares each Selling Shareholder may offer for sale pursuant to this Prospectus.

<F3> The above table represents shares believed by the Company, after reasonable investigation, to be "beneficially owned" by the persons indicated. It is possible that certain persons listed above beneficially own additional shares held in street name. The Company believes that none of the above persons beneficially own more than 5% of the outstanding common stock of the Company.


                         PLAN OF DISTRIBUTION

     GENERAL. The Company anticipates that sales, if any, will be made through normal market transactions. While not anticipated, Selling Shareholders are not prohibited from selling shares from time to time, in one or more transactions, that may involve block transactions, on The Nasdaq SmallCap Market, the Boston Stock Exchange or otherwise, at market prices prevailing at the time of sale, at negotiated prices, or at fixed prices, that may be changed. Such sales may be effected by the Selling Shareholders directly or through brokers, agents, underwriters or dealers.

     The Selling Shareholders are not restricted as to the number of or price at which Shares may be sold at any one time. It is possible that a significant number of Shares could be sold at the same time, which may have an adverse effect on the market price of the Common Stock. There are no contractual arrangements between any Selling Shareholder and the Company with regard to the sale of the Shares. Each Selling Shareholder will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, as well as applicable state securities laws.

     PROSPECTUS SUPPLEMENT. Upon being notified by a Selling Shareholder that a particular offer to sell Shares is made where the Selling Shareholder has made a material arrangement with a broker-dealer for the sale of the Shares through a block trade, special offer, exchange distribution, secondary distribution or any block trade has taken place, to the extent required pursuant to Rule 424 under the Securities Act, the Company will file a Prospectus Supplement with the SEC. The Prospectus Supplement will set forth (i) the name of each Selling Shareholder; (ii) the number of shares involved; (iii) the price at which the shares were sold; (iv) the names of any participating brokers, dealers, agents or member firms involved; (v) any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, the Selling Shareholder; and (vi) other facts material to the transaction.

     DIRECT SALES BY SELLING SHAREHOLDERS. The Company anticipates that the Selling Shareholders will sell shares over an extended period of time through customary brokerage channels in which a broker solicits purchasers. The Shares may be sold directly by the Selling Shareholder to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. To the extent required by the Securities Act and upon notification by the Selling Shareholder, the terms of any such sales, including the terms of any bidding or auction process, will be described in a Prospectus Supplement relating to such sale.

     SALES BY UNDERWRITERS. If a Selling Shareholder utilizes underwriters in a sale, the offered shares may be acquired by the underwriters for their own account and resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering to be named in a Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the

Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the Offered Securities if any are purchased.

     SALES BY DEALERS. If a Selling Shareholder utilizes dealers in the sale of Shares in respect of which this Prospectus is delivered, the Selling Shareholder will sell such Shares to the dealers as principals. The dealers may then resell such Shares to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a Prospectus Supplement relating thereto. The Selling Shareholder also may loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged Shares pursuant to this Prospectus.

     SALES BY AGENTS. Other than in normal market transactions, if a Selling Shareholder uses an agent, the agent will be named, and the terms of the agency and any commissions will be set forth, in a Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     EXPENSES. The Company will bear all costs and expenses of the registration of the Shares under the Securities Act and certain state securities laws, other than fees of counsel for the Selling Shareholder and any discounts or commissions payable with respect to sales of the Shares. The Selling Shareholder will pay any transaction costs associated with effecting any sales that occur.


                            LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Patrick R. Sughroue, P.C., of Grand Rapids, Michigan.


                               EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, have been audited by Plante
& Moran, LLP, independent public accountants, as stated in their report that also is incorporated in this Prospectus by reference and have been so incorporated in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

The oil and gas reserves incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, have been prepared by Walbe & Associates, Inc., independent geologist (with respect to reserves as of December 31, 1996), and Wright & Company, Inc., independent petroleum consultant (with respect to reserves as of December 31, 1997), as stated in their respective reports that also are incorporated in this Prospectus by reference and have been so incorporated in reliance upon the reports of such firms given upon their authority as experts with respect to those matters contained in the reports.


                           INDEMNIFICATION

     The Company's Charter provides that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duties. However, monetary damages may not be eliminated for (i) breaches of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, or (iii) liability under the Tennessee Business Corporation Act.

     The Company's Bylaws provide that the Company is required to indemnify directors and officers of the Company to the full extent permitted by the laws of the State of Tennessee. The board of directors is authorized to cause the Company to indemnify individuals who are not officers and directors of the Company. The Company's Bylaws further permit the board of directors to advance expenses of defense to directors and officers of the Company.

     Pursuant to the Placement Agent Agreement, dated September 10, 1997, as amended, between the Company and Neidiger, Tucker, Bruner, Inc., the Company has agreed to indemnify each Selling Shareholder against all loss, claim, damage, expense or liability to which each Selling Shareholder may become subject under the Securities Act, the Exchange Act or otherwise, arising from the Registration Statement, of which this Prospectus is a part. Similarly, each Selling Shareholder has agreed to severally, but not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, or
Section 20(a) of the Exchange Act, against all loss, claim, damage or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Securities Act, the Exchange Act or otherwise, arising from information furnished in writing by the Selling Shareholder or on the Selling Shareholder's behalf for specific inclusion in the Registration Statement.

     In connection with the Company's initial public offering, the Company agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the federal securities laws. If such indemnification is unavailable or insufficient, the Company and the underwriters agreed to damage contribution arrangements based upon the relative benefits received from the initial public offering and the relative fault resulting in damages. In addition, certain representatives of the underwriters who received warrants in the initial public offering are entitled to indemnification from the Company against certain civil liabilities, including liabilities under the federal securities laws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

==============================================================================

No person has been authorized to give any information or to make any representation other than as contained or incorporated by reference in this Prospectus in connection with the securities offered hereby. If given, such information or representation should not be relied upon as having been authorized.

This Prospectus does not constitute an offer of any securities other than those described on the cover page or an offer to sell or a solicitation of an offer to buy within any jurisdiction to any person to whom it is unlawful to make such offer or solicitation within such jurisdiction. Neither the delivery of this Prospectus nor any sales made pursuant to this Prospectus shall under any circumstances create any implication that there has been no change in the information contained herein or in the affairs of Energy Search, Incorporated since the date of this Prospectus.


                          TABLE OF CONTENTS

Available Information. . . . . . . . . . . . . . . . . . . . . . . . 2
Incorporation by Reference . . . . . . . . . . . . . . . . . . . . . 2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Description of Capital Stock . . . . . . . . . . . . . . . . . . . .12
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . .12
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . .12
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . .28
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .30
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . .30

                         1,834,235 Shares of
                             Common Stock








                 [ENERGY SEARCH INCORPORATED LOGO]



































==============================================================================

                               PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses payable by the Company in connection with the issuance and distribution of the securities being registered are estimated to be:

          Registration Fee . . . . . . . . . . . . . .    $ 4,870.00
          Legal Fees and Expenses. . . . . . . . . . .      5,000.00
          Accountant's Fees and Expenses . . . . . . .      2,500.00
          Printing Fees and Expenses . . . . . . . . .        500.00

          TOTAL. . . . . . . . . . . . . . . . . . . .    $12,870.00


Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Charter and Bylaws generally require the Company to indemnify its directors and officers to the fullest extent permissible under Tennessee law against all expenses (including attorneys' fees) incurred in any proceeding (whether or not such proceeding was by or in the right of the Company, a subsidiary or otherwise) in which they were a party because of their position as a director or officer of the Company or because they served at the request of the Company as a director, officer, employee or agent of another corporation or entity. The provision also provides for the advancement of litigation expenses at the request of a director or officer under certain circumstances.

     Tennessee law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided that there is a determination by a majority vote of
(a) a quorum of disinterested directors, or (b) if a quorum cannot be obtained, by a majority vote of a committee of the board which consists of at least two disinterested directors, or (c) if there are no such directors or committee or if such directors or committee so directs, by independent special legal counsel in a written opinion or
(d) by the shareholders, but shares owned by or voted under the control of directors who are parties to the proceeding may not vote on the determination, that the person seeking indemnification acted in good faith and in a manner the person reasonably believed to be in (in the case of action in an official capacity) or not opposed to (in the case of action other than in an official capacity) the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which the person is adjudged liable to the corporation. Tennessee law requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise.

Item 16.  EXHIBITS.

EXHIBIT NUMBER          DESCRIPTION

   3.1       Amended and Restated Charter of the Registrant<F1>
   3.2       Bylaws of the Registrant<F2>
   4.1       Specimen of Common Stock Certificate<F3>
   4.2       Specimen of Redeemable Series A Common Stock Purchase
             Warrant Certificate<F3>
   4.3       Specimen of Underwriters' Warrant Certificate<F3>
   4.4       Charter (See Exhibit 3.1)
   4.5       Bylaws (See Exhibit 3.2)
   5         Opinion of Patrick R. Sughroue, P.C.<F4>
   23.1      Consent of Independent Accountant, Plante & Moran, LLP, CPA
   23.2      Consent of Independent Petroleum Consultant, Wright &
             Company, Inc.
   23.3      Consent of Patrick R. Sughroue, P.C. (included in Exhibit 5.1)
   23.4      Consent of Independent Geologist, Walbe & Associates, Inc.
----------------
[FN]

<F1>  Previously filed with the Company's Definitive Proxy Statement filed on April 28, 1998 with the Securities and Exchange
      Commission, and here incorporated by reference.

<F2>  Previously filed with the Company's Quarterly Report on Form
      10-QSB filed on August 14, 1998 with the Securities and Exchange Commission, and here incorporated by reference

<F3>  Previously filed with the Company's Registration Statement on
      Form SB-2 (Registration No. 333-12755) filed with the Securities and Exchange Commission, and here incorporated by reference.

<F4>  Previously filed with the Company's Registration Statement on
      Form S-3 (Registration No. 333-58407) filed with the Securities and Exchange Commission, and here incorporated by reference.

Item 17.  UNDERTAKINGS.

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registrant statement;

                    (i)  To include any prospectus required by
               Section 10(a) (3) of the Securities Act of 1933;

                    (ii) To reflect in the Prospectus any facts
               or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registrant statement; and

                   (iii) To include any material information
               with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                              SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on September 1, 1998


                                   ENERGY SEARCH, INCORPORATED


                                   By /S/ RICHARD S. COOPER
                                      Richard S. Cooper
                                      Its President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


   September 1, 1998                   /S/ CHARLES P. TORREY, JR.
                                       Charles P. Torrey, Jr.
                                       Chief Executive Officer (Principal
                                       Executive Officer) and Director


   September 1, 1998                    /S/ RICHARD S. COOPER
                                        Richard S. Cooper
                                        President and Director


   September 1, 1998                    /S/ ROBERT L. REMINE
                                        Robert L. Remine
                                        Secretary, Treasurer (Principal
                                        Financial and Accounting Officer),
                                        and Director